Exhibit 21.1

LIST OF SUBSIDIARIES

Entity Name	Jurisdiction of Incorporation
Smart Repair Pro	California
Purex Corp.	California
Top Rank Ltd	Israel
NewCo Inc.	Delaware
SciSparc Nutraceuticals Inc.	Delaware
Fort Products Ltd.	England and Whales